Deloitte & Touche LLP
2500 One PPG Place
Pittsburgh, Pennsylvania  15222-5401

Tel: (412) 338-7200
Fax: (412) 338-7380
www.us.deloitte.com

                                                                        Deloitte
                                                                        & Touche


INDEPENDENT AUDITORS' REPORT

To the Board of Trustees of Gardner Lewis Investment Trust and
  Shareholders of The Chesapeake Aggressive Growth Fund, The Chesapeake Core Growth Fund and The Chesapeake Growth Fund:

In planning and performing our audits of the financial statements of The Chesapeake Aggressive Growth Fund, The Chesapeake Core Growth Fund and The
Chesapeake Growth Fund (the "Funds") (each a portfolio of Gardner Lewis Investment Trust) for the period ended October 31, 2001 (on which we have issued our report dated November 28, 2001), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies of procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2001.


________

Deloitte
Touche
Tohmatsu
________

Deloitte & Touche LLP
2500 One PPG Place
Pittsburgh, Pennsylvania  15222-5401

Tel: (412) 338-7200
Fax: (412) 338-7380
www.us.deloitte.com

                                                                        Deloitte
                                                                        & Touche


This report is intended solely for the information and use of management, the Board of Trustees of Gardner Lewis Investment Trust, Shareholders of the Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ Deloitte & Touche LLP

November 28, 2001
























________

Deloitte
Touche
Tohmatsu
________